Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL APPOINTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Salt Lake City, Utah, April 1, 2009: Schiff Nutrition International, Inc., (NYSE: WNI), today announced the appointment of Michael Hyatt and Eugene Jones to its board of directors effective April 21, 2009.

Eric Weider, chairman, stated, “We are pleased to welcome Michael and Gene to our board.  Michael’s investment banking and corporate advisory experience will provide valuable perspective as we implement our organic growth strategies and evaluate potential transactions. Gene possesses an exceptional range of financial skills and business experience, including serving as an SEC reviewing and audit assurance partner while at KPMG.”

Mr. Hyatt is a senior advisor at Irving Place Capital, formerly Bear Stearns Merchant Banking, which he joined in 2008. Previously he served as senior managing director of investment banking at Bear Stearns, having joined in 1980. Mr. Hyatt serves as a director at Endo Pharmaceutical Corp. Mr. Hyatt is a graduate of Syracuse University and holds a JD from Emory University School of Law.

Mr. Jones was a partner at KPMG LLP until his retirement in 2002. Subsequent to his retirement from KPMG, Mr. Jones served as chief financial officer of Amedica Corporation, an early stage medical device company, from 2004 until 2007.  Mr. Jones holds a BA in accounting from the University of Utah.

The company also announced that Glenn Schaeffer resigned from the board effective April 1, 2009 to pursue other business opportunities.  Accordingly, Schiff’s board will have nine members.

Mr. Weider added, “I would like to thank Glenn Schaeffer for his many valuable contributions during his tenure on the board of directors. We wish him well in his future endeavors.”

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, the level of customer and consumer acceptance of MegaRed®, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

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